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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR MASTER FUND, LTD. EVENT DRIVEN PORTFOLIO FRONTFOUR CAPITAL GROUP, LLC DAVID A. LORBER MATTHEW GOLDFARB STEPHEN LOUKAS JOHN F. POWERS JOSEPH J. TROY
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FrontFour Master Fund, Ltd., together with the other participants named herein (collectively, “FrontFour “), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of four director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

Item 1:  On May 3, 2011, FrontFour issued the following press release:

FRONTFOUR DELIVERS LETTER TO FISHER COMMUNICATIONS STOCKHOLDERS

Warns Stockholders that Fisher's Current CEO and Board May Embark on Another Costly Acquisition Spree

Lays Out Further Details of Operating Plan to Enhance Stockholder Value

Urges Stockholders to Vote on the GREEN Proxy Card to Elect FrontFour's Highly Qualified Director Nominees

NEW YORK, May 3, 2011 /PRNewswire/ -- FrontFour Master Fund, Ltd., an affiliate of FrontFour Capital Group LLC (collectively, "FrontFour"), today announced that it has delivered a letter to stockholders of Fisher Communications, Inc. (Nasdaq: FSCI).

The full text of the letter follows:

May 3, 2011

Dear Fellow Fisher Communications, Inc. Stockholder:

FELLOW STOCKHOLDERS -- WE CANNOT ALLOW FISHER'S CURRENT CEO AND BOARD TO EMBARK ON ANOTHER ACQUISITION SPREE

FRONTFOUR HAS A DYNAMIC PLAN TO MAXIMIZE THE VALUE OF YOUR INVESTMENT

OUR NOMINEES ARE COMMITTED TO CONDUCTING A ROBUST ANALYSIS TO REDUCE OPERATING EXPENSES, WHILE SIMULTANEOUSLY FOCUSING ON ALL POTENTIAL STRATEGIC ALTERNATIVES

FrontFour Master Fund, Ltd., together with its affiliates (collectively, "FrontFour"), is a long-term stockholder of Fisher Communications, Inc. ("Fisher" or the "Company"). We are seeking your support to elect our highly qualified candidates to the Board of Directors of Fisher at its 2011 Annual Meeting of Stockholders.

As you know, on April 29, 2011 Fisher sent a letter to stockholders that continues to mischaracterize the Company's performance. The Company's broadcast cash flow margins substantially trail those of its peer group. Also, the Company's stock price has underperformed its peers by over 25% from October 2005 through December 31, 2010, prior to both an unsolicited offer and the hiring of Moelis & Company.

FRONTFOUR IS NOT SEEKING CONTROL! DO THE CEO AND BOARD NOT HAVE CONFIDENCE IN THEMSELVES

Given the cumulative voting regime for this election of directors it is not possible for FrontFour to gain control of the Board and the Board knows it. Do not be fooled by any claim to the contrary. In order to have four candidates elected to the Board FrontFour would need the support of over 80% of all votes cast. Does the Board truly believe that its performance is so bad that FrontFour could receive 80% of the votes cast when to FrontFour's knowledge no dissident has ever received such overwhelming support in recent memory?

Once again we reiterate that this election is not about control but a referendum for change.

SILENCE IS ACCEPTANCE! IT APPEARS THAT THE CEO AND BOARD ARE LOOKING TO MAKE FURTHER ACQUISITIONS

In its April 29 letter to stockholders, the Company did not dispute that the management team and Board are looking to make further acquisitions. Do we really want corporate assets squandered on more ill-conceived acquisitions? The prior acquisitions have not created value with the stock having declined by a stunning 48%. Remember, CEO Colleen Brown has not purchased a single share of Fisher stock with her own capital. As a result, we question whether her interests are aligned with stockholders.

FRONTFOUR HAS AN OPERATING PLAN AND MR. LORBER HAS EXPRESSED HIS VIEW TO THE BOARD

Mr. Lorber has made it explicitly clear to both the CEO and his fellow Board members that the Company needs to focus on cost reductions and bringing its margins in line with its peers. Yet, despite the Company's acquisition strategy to add scale, which set the Company back $91.6 million in stockholder capital, Fisher's broadcast cash flow margins continue to substantially underperform those of its peers. Management has not provided any plan to address this issue, asking you instead to accept the status quo and to be content with the Company continuing to underperform its peers.

We believe the Company must have a two-pronged strategy that drives revenue while placing a sharp emphasis on the overall cost structure. The initial areas of focus would include: a reduction of corporate costs, optimization of Fisher Plaza, a focus on shared services among the operating stations, and streamlining and reducing costs within news production. First, corporate costs in 2010 were at a 5-year-high at over $10 million, or an increase of over 15%. Second, Fisher occupies over 100,000 square feet within Fisher Plaza. Based on conversations with broadcast industry executives, we believe that Fisher can reduce its footprint within the building by 50% or move its operations to a smaller building. This strategy would help maximize the value of Fisher Plaza. Additionally, Fisher currently occupies approximately 40% of Fisher Plaza without paying rent. We believe that through optimally positioning Fisher Plaza the Company can potentially unlock significant value as real estate assets currently trade at significantly higher multiples than broadcast assets. Third, Fisher should better integrate its operations and focus on shared services. Lastly, there are opportunities to reduce costs and improve efficiencies in the news department, including by better automating production across stations. Clearly, this focus on costs must be driven from the top and our nominees will hold management accountable and work to control costs. We believe that to create stockholder value Fisher must improve its free cash flow.

FRONTFOUR'S NOMINEES WILL SEEK TO HAVE THE BOARD CARRY OUT A STRATEGIC ANALYSIS OF ALL ALTERNATIVES TO MAXIMIZE STOCKHOLDER VALUE, INCLUDING THE CURRENT REVIEW OF FISHER PLAZA

The current review to maximize the value of Fisher Plaza is a reactionary and piecemeal approach to creating value that only serves current management and the Board, not stockholders. We believe that focusing on a single asset in isolation may not be the best means to maximize the value of all assets of the Company. Our nominees are committed to undertaking a full review of all possible strategic options available for the Company and its assets before pursuing such a real estate transaction in isolation. We have never stated that a sale of the Company is the best way to maximize stockholder value and have always intended to review all potential value-creating transactions, for radio and TV, with a focus on what is in the best interests of all stockholders.

THE TIME FOR MEANINGFUL CHANGE AT FISHER IS NOW! VOTE TODAY TO ENSURE THE RESPONSIBLE STEWARDSHIP OF YOUR INVESTMENT

Our Interests are Directly Aligned with ALL Stockholders

VOTE FOR CHANGE AT FISHER NOW – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY!

If you have any questions, require assistance with submitting you GREEN proxy card, or need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks & Brokerage firms please call: 212-269-5550

Stockholders call toll-free: 800-659-6590